AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 13, 1996

                                                  REGISTRATION NO. 333-_______

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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                  ------------------


                                   FORM S-3

                            REGISTRATION STATEMENT

                                     UNDER

                          THE SECURITIES ACT OF 1933

                                  ------------------


                        NORTH FORK BANCORPORATION, INC.
            (Exact Name of Registrant as Specified in its Charter)

          DELAWARE                   6712                    36-3154608
      (State or Other        (Primary Standard          (I.R.S. Employer
        Jurisdiction)      Industrial Classification  Identification Number)
    of Incorporation or          Code Number)
       Organization))

                             275 Broad Hollow Road
                           Melville, New York 11747
                                (516) 298-5000
            (Address, including Zip Code, and Telephone Number, Including
                Area Code, of Registrant's Principal Executive Offices)

                                  ------------------

                          JOHN ADAM KANAS, PRESIDENT
                        NORTH FORK BANCORPORATION, INC.
                            275 BROAD HOLLOW ROAD
                           MELVILLE, NEW YORK 11747
                                    (516) 844-1004

              (Name, Address, Including Zip Code, and Telephone Number,
                      Including Area Code, of Agent For Service)

                                  ------------------

                                  Copies to:

            WILLIAM S. RUBENSTEIN, ESQ.                   MITCH KLEINMAN
               SKADDEN, ARPS, SLATE,                     BROWN & WOOD LLP
                  MEAGHER & FLOM                       1 WORLD TRADE CENTER
                 919 THIRD AVENUE                    NEW YORK, NEW YORK 10048
            NEW YORK, NEW YORK 10022                      (212) 839-5300
                 (212) 735-3000

                                  ------------------


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
_____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                ------------------

                        CALCULATION OF REGISTRATION FEE

============================================================================================
                                                               PROPOSED
                                               PROPOSED         MAXIMUM
                               AMOUNT TO       MAXIMUM         AGGREGATE       AMOUNT OF
  TITLE OF EACH CLASS OF     BE REGISTERED  OFFERING PRICE   OFFERING PRICE  REGISTRATION
SECURITIES BEING REGISTERED       (1)        PER SHARE(2)         (2)             FEE

- --------------------------------------------------------------------------------------------
Common Stock, par value       600,000          $30.625           $18,375,008     $6,336.21
$2.50 per share ("Common
Stock")

============================================================================================

     (1) The shares of Common Stock are not being registered for the purpose of sales outside the United States.

     (2) Estimated solely for the purposes of calculating the registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.  A
  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR
  MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATE-
  MENT BECOMES EFFECTIVE.  THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO
  SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS
  OF ANY SUCH STATE.
- -------------------------------------------------------------------------------


                 SUBJECT TO COMPLETION - DATED _________, 1996

PROSPECTUS

                                 ______ SHARES

                        NORTH FORK BANCORPORATION, INC.
                                 COMMON STOCK

                               ---------------


     All of the _____ shares of common stock, par value $2.50 per share (the "Common Stock"), of North Fork Bancorporation, Inc. ("North Fork"), a Delaware corporation, being offered hereby are being sold by North Fork. The Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "NFB." The last reported sale price of the Common Stock on ______, 1996 as reported by the NYSE was $___ per share.

                              ------------------
                  THESE SECURITIES HAVE NOT BEEN APPROVED OR
DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
      SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.

                  THESE SECURITIES ARE NOT SAVINGS ACCOUNTS,
 DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION, AND ARE NOT
                   INSURED BY THE FEDERAL DEPOSIT INSURANCE
                CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
                              -------------------

============================================================================
                                                   UNDERWRITING
                                                    DISCOUNTS    PROCEEDS TO
                                       PRICE TO        AND          NORTH
                                        PUBLIC     COMMISSIONS(1)  FORK(2)
- ----------------------------------------------------------------------------
Per Share..........................       $             $             $
- ----------------------------------------------------------------------------
Total..............................       $             $             $
============================================================================
(1) North Fork has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the offering payable by North Fork estimated at $________.

                              ------------------

      The shares of Common Stock are offered by the Underwriter, subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery and acceptance by the Underwriter and to certain further conditions. It is expected that delivery of the shares of Common Stock offered hereby will be made to the Underwriter on behalf of the purchasers in this offering on or about ____, 1996.

                             --------------------

                        KEEFE, BRUYETTE & WOODS,  INC.

                  The date of this Prospectus is ______, 1996

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NYSE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

         North Fork is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by North Fork with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or from the Web Site maintained by the Commission at "http://www.sec.gov.". In addition, material filed by North Fork can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         North Fork has filed with the Commission a Registration Statement on Form S-3 (together with any amendments thereof, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be inspected and copied as set forth above. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents filed with the Commission by North Fork (File No. 0-10280) are incorporated by reference in this Prospectus:

            1. North Fork's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "1995 Form 10-K").

            2. North Fork's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996.

            3. North Fork's Current Reports on Form 8-K, dated March 15, 1996 (as amended by a Form 8-K/A), July 15, 1996 and September 12, 1996.

            4. The description of North Fork Common Stock and North Fork Series A Junior Participating Preferred Stock and Preferred Stock Purchase Rights set forth in North Fork's registration statements filed by North Fork pursuant to Section 12 of the Exchange Act including any amendment or report filed for purposes of updating any such description.

            5. The portions of North Fork's Proxy Statement for the Annual Meeting of Stockholders held on April 23, 1996 that have been incorporated by reference in the 1995 Form 10-K.

            6. The Joint Proxy Statement/Prospectus of North Fork and North Side, dated October __, 1996, relating to the Merger (the "Joint Proxy Statement/Prospectus").

         All documents and reports filed by North Fork pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document or report which also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available, without charge, to any person to whom this Prospectus is delivered, upon written or oral request, directed to North Fork Bancorporation, Inc., 275 Broad Hollow Road, Melville, New York 11747,
Attention: Anthony Abate, Secretary, telephone number (516) 844-1004.

         THIS PROSPECTUS AND THE JOINT PROXY STATEMENT/PROSPECTUS INCORPORATED BY REFERENCE HEREIN CONTAIN CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF NORTH FORK FOLLOWING THE CONSUMMATION OF THE MERGER, INCLUDING STATEMENTS RELATING TO: (A) THE COST SAVINGS AND REVENUE ENHANCEMENTS
THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER AND (B) PROJECTED 1997 EARNINGS PER SHARE. SEE "THE MERGER -- OPERATIONS FOLLOWING THE MERGER." FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS,
THE FOLLOWING POSSIBILITIES: (1) EXPECTED COST SAVINGS OR REVENUE ENHANCEMENTS FROM THE MERGER CANNOT BE FULLY REALIZED; (2) DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE MERGER IS GREATER THAN EXPECTED; (3) COMPETITIVE PRESSURE IN THE BANKING AND FINANCIAL SERVICES INDUSTRY INCREASES SIGNIFICANTLY; (4) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS; AND (5) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN THE STATE OF NEW YORK, ARE LESS FAVORABLE THAN EXPECTED.

                                  NORTH FORK

         North Fork. North Fork, with its executive headquarters located in Melville, New York, is a bank holding company organized under the laws of the State of Delaware in 1980 and registered under the Bank Holding Company Act of 1956, as amended. North Fork's primary subsidiary, North Fork Bank, operates 65 retail banking facilities throughout Suffolk, Nassau, New York, Queens, Westchester and Rockland Counties of New York. North Fork, through North Fork Bank, provides a variety of banking and financial services to middle market and small business organizations, local government units, and retail customers in the metropolitan New York area.

         During the first quarter of 1996, North Fork Bank consummated the acquisition of the domestic commercial banking business of Extebank, which at closing had approximately $387 million in assets and $348 million in deposits, for $47 million in cash. During such quarter, North Fork Bank also consummated the acquisition of ten Long Island branches of First Nationwide Bank, with approximately $572 million in deposits, at a deposit premium of 6.35%.

         For the quarter ended June 30, 1996, North Fork reported a 40% increase in net income to $17.1 million, or $.69 per share, as compared to $12.2 million, or $.50 per share for the corresponding period in 1995. Net income for the six months ended June 30, 1996 amounted to $31.6 million, or $1.27 per share, as compared to $23.7 million, or $.98 per share for the corresponding period in 1995. North Fork's return on average equity for the three and six month periods ended June 30, 1996 increased to 23% and 21%, respectively, as compared to 18% for each of the comparable 1995 periods. Return on average assets was 1.72% for the three month period ended June 30, 1996 and 1.69% for the six month period then ended. The three and six month return on average assets in 1995 were 1.73% and 1.72%, respectively. Earnings for the quarter ended June 30, 1996 reflect the first full quarter of operating results following the acquisitions described in the previous paragraph.

         At June 30, 1996, North Fork had assets of $4.1 billion, deposits of $3.3 billion and stockholders' equity of $300 million. The principal executive offices of North Fork are located at 275 Broad Hollow Road, Melville, New York 11747 and its telephone number is (516) 844-1004.

         For additional information about North Fork, reference is made to the 1995 Form 10-K which is incorporated herein by reference. See
"AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY
REFERENCE."


                   SELECTED HISTORICAL FINANCIAL INFORMATION

                                  (UNAUDITED)

         The following summary historical consolidated financial information (unaudited) has been derived from, and should be read in conjunction with, the historical financial statements of North Fork, including the related notes thereto incorporated by reference in this Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

                        NORTH FORK BANCORPORATION, INC.
                   SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)
              (in thousands, except ratios and per share amounts)

                                 SIX MONTHS
                                    ENDED
                                  JUNE 30,              YEARS ENDED DECEMBER 31,
                              ----------------- --------------------------------------------------
                                1996(1)    1995       1995     1994     1993     1992      1991
                              ----------------- --------------------------------------------------
CONSOLIDATED SUMMARY OF
OPERATIONS:

  Interest income.............$139,444 $107,072  $226,398   $203,733  $191,630  $210,780  $225,855
  Interest expense............  55,377  38,665     85,162     71,227    73,169   105,714   136,464
                              ----------------- --------------------------------------------------
  Net interest income.........  84,067  68,407    141,236    132,506   118,461   105,066    89,391
                              ----------------- --------------------------------------------------
  Provision for loan losses...   3,000   4,000      9,000      3,275   10,300     23,775    66,625
  Non-interest income.........  13,435  10,308     20,942     19,020   18,938     16,860    13,399
  Net security gains/(losses).     996     148      6,379     (9,211)   1,457      9,547     9,052
  Other real estate expense...     932     311        255      3,651   13,971     16,358    10,663
  Merger & related
    restructure charges.......       -       -          -     14,338       -       1,200       -


  Non-interest expense........  41,587  33,727     68,588     74,453   71,962     72,104    62,663
                              ----------------- --------------------------------------------------
  Income/(loss) before income
    taxes....................   52,979  40,825     90,714     46,598   42,623     18,036   (28,109)
  Provision/(benefit) for
    income taxes.............   21,417  17,095     38,479     16,926   16,976      8,609      (164)
                              ----------------- --------------------------------------------------
  Net income/(loss)........... $31,562 $23,730    $52,235    $29,672  $25,647     $9,427  ($27,945)
                              ----------------- --------------------------------------------------
                              ----------------- --------------------------------------------------

Weighted average common
  shares outstanding (2).....   24,939  24,168     24,554     23,763   23,242     19,689    18,490
  Common shares outstanding
    at period end............   24,118  24,662     24,843     23,047   22,446     20,171    19,086

CONSOLIDATED PER SHARE DATA:
  Earnings/(loss) per
    share (2)...............     $1.27   $0.98      $2.13      $1.25    $1.10      $0.48    ($1.51)
  Cash dividends declared...      $.40    $.25       $.55       $.35        -          -      $.34
  Dividend payout ratio.....       32%     25%        26%         28%       -          -        -
  Stated Book value at
    period-end..............    $12.43  $11.59     $12.47     $11.06   $10.08      $9.08     $8.71
  Tangible Book value at
    period-end..............     $8.91  $10.72     $11.40     $10.10    $8.91      $7.70     $7.18

CONSOLIDATED BALANCE SHEET
DATA AT PERIOD END:
   Securities Available-
     for-Sale (3).......... $1,121,843  $271,978   $814,485  $141,805  $200,219  $338,841  $415,276
   Securities Held-to-
     Maturity..............    377,883   547,316    342,143   631,492   771,648   319,286    25,714
   Loans, net of unearned
     income & fees.........  2,300,578 1,870,367  1,966,440 1,814,037 1,740,778 1,807,119 1,987,560
   Allowance for loan
     losses................     50,384    52,003     50,210    50,069    56,556    69,583    63,722
   Intangibles.............     84,755    21,529     26,633    22,208    26,239    27,834    29,450
   Total assets............  4,138,261 2,858,883  3,303,311 2,717,776 2,884,375 2,691,011 2,854,876
   Deposits................  3,256,230 2,424,890  2,535,460 2,342,887 2,348,545 2,387,368 2,503,661
   Borrowings..............    507,739    57,625    401,369    70,000   268,643    41,200    27,366
   Senior notes payable....     25,000    25,000     25,000    25,000    20,000    40,000    40,000
   Stockholders' equity....   $299,688  $285,865   $309,845  $254,923  $226,310  $183,147  $166,475

CONSOLIDATED AVERAGE BALANCE
SHEET DATA:

   Securities.............. $1,352,485  $765,161   $857,302  $968,908  $869,792  $544,966  $450,831
   Loans, net of unearned
     income & fees.........  2,130,539 1,852,497  1,893,654 1,773,088 1,735,122 1,906,438 1,884,440
   Total assets............  3,765,261 2,783,707  2,928,773 2,933,943 2,820,491 2,782,480 2,542,179
   Deposits................  3,002,971 2,410,090  2,464,776 2,363,965 2,363,652 2,467,494 2,172,622
   Total borrowings.......     394,633    71,060    137,893   293,732   213,078   112,758   146,797
   Stockholders' equity...    $307,700  $269,351   $283,024  $244,759  $210,345  $169,155  $191,749

SELECTED FINANCIAL RATIOS:
   Return on Average Total
     Assets...............       1.69%     1.72%      1.78%     1.01%      .91%       .34%   (1.10)%
   Return on Average Total
     Stockholders' Equity.      20.63%    17.77%     18.46%    12.12%    12.19%      5.57%  (14.57)%
   Net Interest Margin....       4.90%     5.31%      5.18%     4.81%     4.48%      4.03%    3.90%
   Tier 1 Capital Ratio...       9.93%    16.15%     15.50%    14.94%    12.06%      9.28%    7.34%
   Risk Adjusted Capital
     Ratio................      11.19%    17.42%     16.77%    16.22%    13.34%     10.65%    8.84%
   Leverage Ratio.........       5.73%     9.34%      8.86%     8.40%     6.88%      5.83%    4.85%
   Allowance for Loan
     Losses to Net Loans..       2.19%     2.78%      2.55%     2.76%     3.25%      3.85%    3.21%
   Allowance for Loan
     Losses/Nonperforming
     Loans................        185%      140%       154%      119%      96%         54%      44%
   Net Charge-Offs to
     Average Net Loans....        .56%      .23%       .49%      .57%     1.34%       .94%    2.88%
   Nonperforming Assets to
     Total Assets.........        .82%     1.44%      1.13%     1.73%     2.43%      5.19%    5.76%


(1) In March 1996, North Fork completed its purchase of the domestic commercial banking business of Extebank, and the ten Long Island banking branches of First Nationwide Bank. As a result of these acquisitions, North Fork added approximately $200 million in net loans, $920 million in deposit liabilities and $30 million in capital. The intangibles created in the aforementioned transactions aggregated approximately $59 million.

(2) North Fork's historical earnings per share for the six months ended June 30, 1996 and 1995 and for the five years ended December 31, 1995, were based on weighted average common shares outstanding as dilution from potentially dilutive common stock equivalents was less than 3% for each period.

(3) Effective January 1, 1994, North Fork adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The Statement requires that securities available-for-sale be reported at fair value, with unrealized gains and losses reflected as a separate component of stockholders' equity. Prior to 1994, these securities were included in the Held-for-Sale category and carried at the lower of cost or market with unrealized losses or gains included in net income.


                                  THE MERGER

GENERAL

         On July 15, 1996, North Fork and North Side Savings Bank ("North Side") entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which North Side will merge with and into North Fork Bank (the "Merger"), with North Fork Bank surviving the Merger as a wholly owned subsidiary of North Fork. The Merger Agreement provides that upon consummation of the Merger, each issued and outstanding share of common stock par value $1.00 per share, of North Side (the "North Side Common Stock"), except for shares held directly or indirectly by North Side or North Fork (other than shares held by North Fork or North Side in a fiduciary capacity or in respect of a debt previously contracted) and shares of North Side Common Stock as to which the holder thereof shall have exercised dissenter's rights, will be converted into and exchangeable for
1.556 shares (the "Exchange Ratio") of Common Stock.

         It is expected that the Merger will be accounted for as a pooling of interests. See "-- Conditions to the Merger" below. The shares of Common Stock being offered hereby will be reissued out of North Fork's treasury in order that the Merger will not fail to qualify for pooling of interests accounting treatment by virtue of the number of shares of Common Stock held by North Fork in treasury.

OPERATIONS FOLLOWING THE MERGER

         North Fork expects to achieve significant cost savings subsequent to the Merger. The cost savings are expected to be derived from reductions in personnel, elimination of one branch location located in a community in which both North Fork and North Side branches are located, the integration of North Side's data processing operations with those of North Fork, and the integration of other facilities and back office operations. Further, because North Side will be merged with and into North Fork Bank, the costs associated with operating as a publicly held entity will also be eliminated. The aggregate annual pre-tax cost savings are estimated to range between $8 million and $11 million. Management of North Fork believes that realization of these cost savings will occur by the end of the first quarter following consummation of the Merger. There can be no assurance that all of the potential cost savings will be realized or that they will be realized in the time frame currently estimated or thereafter. Such realization will depend upon, among other things, the regulatory and economic environment, business changes implemented by North Fork management and other factors, certain of which are beyond the control of North Fork. A summary and expected range of cost savings follows:

        ($ in millions)             Expected Range of
                                          Savings
        ---------------------------------------------------
        Compensation                   $4.5 to $6.0
        Occupancy & Equipment          $0.9 to $1.5
        Other Operating
           Expense                     $2.6 to $3.5
                                       ------------
        Total Savings                  $8.0 to $11.0


         In addition, North Fork believes, based on its previous experience in acquiring savings banks and branches of savings banks,that revenue enhancement opportunities exist with the offering of commercial bank products to North Side's customers and the communities North Side serves. These products include but are not limited to a variety of demand deposit accounts, discount brokerage, investment management and trust ser-vices, cash management, annuity and mutual fund products and commercial and installment loans to small and midsize businesses. Management of North
Fork estimates that annual revenue enhancements resulting from the Merger could approximate $11 million, on a pre-tax basis. The amounts and realization of any additional revenues will depend upon a number of factors including, but not limited to, competition, the economic environment and regulatory requirements, which are all beyond the control of North Fork.

         Based on the above-described estimated cost savings and revenue enhancements which could be realized in connection with the Merger, North Fork believes that the Merger will be accretive to earnings per share in 1997 by approximately $.28 per share relative to consensus Wall Street analyst estimates (made prior to announcement of the proposed Merger) as compiled by Zacks Investment Research, a public supplier of such information, of $2.96 per share, exclusive of the one-time merger and restructuring charge expected to be incurred in connection with the Merger. The table below sets forth in more detail North Fork's estimated 1997 earnings per share.

                                      AFTER TAX    OUTSTANDING
(in thousands except earnings         EARNINGS        SHARES       EPS

North Fork                             $72,100       24,314       $2.96
North Side                             $20,100         ----         ---
Pro Forma Combined                     $92,200       32,358       $2.85
Estimated Cost Savings                 $ 5,900
Pro Forma Combined with Cost
  Savings                              $98,100       32,358       $3.03

Estimated Revenue Enhancements
- -------------------------------------------------------------------------
Increase in Non-Interest Income        $ 1,730                    $0.05
Demand Deposit Generation              $ 1,270                    $0.04
Additional Margin for Loan Growth      $ 3,600                    $0.12
(average of $300 million)
Pro Forma with Revenue Growth          $104,700      32,358       $3.24


         A non-recurring merger and restructuring charge ranging from $11.8 million to $15.2 million, net of tax, will be incurred upon consummation of the Merger. For additional information concerning such charge, see the notes to the "PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

         For additional factors that could cause actual results to differ materially from the estimates described above, see the additional disclosure contained in "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Additional information concerning the Merger is contained in this Prospectus and included in documents incorporated by reference herein. See "PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

CONDITIONS TO THE MERGER

         Consummation of the Merger is subject to various conditions, including receipt of the approvals of North Fork's and North Side's shareholders and all necessary regulatory approvals and the expiration of any waiting periods in respect thereof. Consummation of the Merger is also subject to receipt of opinions of counsel regarding certain tax aspects of the Merger, receipt of a letter from North Fork's independent auditors that the Merger qualifies for pooling of interests accounting treatment and satisfaction of other customary closing conditions. No assurance can be provided as to whether, or when, the regulatory consents and approvals necessary to consummate the Merger will be obtained or whether all other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so.


                         PRO FORMA CONDENSED COMBINED
                             FINANCIAL STATEMENTS
                                  (UNAUDITED)

         The following statements set forth certain selected condensed financial information for North Fork and North Side on an unaudited pro forma combined basis giving effect to the Merger as if the Merger had become effective on June 30, 1996, in the case of the balance sheet information presented, and as if the Merger had become effective at the beginning of the periods indicated, in the case of the income statement information presented. The pro forma information in the statements assumes that the Merger is accounted for using the pooling of interests method of accounting. Financial information for the six months ended June 30, 1996 and 1995 combine North Fork and North Side with North Side's interim results presented to coincide with the reporting period of North Fork. These statements should be read in conjunction with, and are qualified in their entirety by, the historical financial statements, including the notes thereto, of North Fork and North Side incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

         The pro forma condensed combined financial statements do not give effect to the anticipated cost savings and revenue enhancement opportunities that could result from the Merger (see "THE MERGER -- Operations Following the Merger"), and do not purport to be indicative of the combined financial position or results of operations of future periods or indicative of the results that would have occurred had the Merger been consummated on June 30, 1996 or at the beginning of the periods indicated.


                                                  North Fork Bancorporation, Inc. - North Side Savings Bank
                                                         Pro Forma Condensed Combined Balance Sheet
                                                                         (Unaudited)
                                                                        June 30, 1996
                                                                   (Dollars in thousands)

                                                                                                Pro Forma          North Fork Pro
                                                                North Fork      North Side     Adjustments             Forma
(in thousands, except per share amounts)
                                                             --------------------------------------------------   ----------------
Assets
Cash & Due from Banks........................................       $177,362       $12,530                             $189,892
Money Market Investments.....................................              -         3,648                                3,648
Securities:
   Available-for-Sale .......................................      1,121,843       363,426        7,225 (2)(3)        1,492,494
    Held-to-Maturity.........................................        377,883       678,212                            1,056,095
                                                             -------------------------------------------           -------------
      Total Securities.......................................      1,499,726     1,041,638        7,225               2,548,589
                                                             -------------------------------------------           -------------
Loans, net of Unearned Income & Fees.........................      2,300,578       561,269                            2,861,847
    Allowance for Loan Losses................................         50,384         5,604                               55,988
                                                             -------------------------------------------           -------------
     Net Loans...............................................      2,250,194       555,665            -               2,805,859
                                                             -------------------------------------------           -------------
Premises & Equipment, Net....................................         53,657        14,859                               68,516
Intangibles..................................................         84,755         1,124                               85,879
Other Real Estate............................................          6,519         2,320                                8,839
Other Assets.................................................         66,048        22,840        6,938 (2)(5)(6)        95,826
                                                             -------------------------------------------           -------------
     Total Assets............................................     $4,138,261    $1,654,624      $14,163              $5,807,048
                                                             -------------------------------------------           -------------
                                                             -------------------------------------------           -------------

Liabilities and Stockholders' Equity
Non-Interest Bearing Deposits................................       $657,516       $38,542                             $696,058
Interest Bearing Deposits....................................      2,598,714     1,189,669                            3,788,383
                                                             -------------------------------------------           -------------
     Total Deposits..........................................      3,256,230     1,228,211            -               4,484,441
                                                             -------------------------------------------           -------------
Other Borrowings.............................................        507,739       286,000                              793,739
Senior Note Payable..........................................         25,000             -                               25,000
Accrued Expenses & Other Liabilities.........................         49,604        16,882       22,000 (5)              88,486
                                                             -------------------------------------------           -------------
      Total Liabilities......................................      3,838,573     1,531,093       22,000               5,391,666
                                                             -------------------------------------------           -------------
Stockholders' Equity
Preferred Stock..............................................              -
Common Stock.................................................         62,607         4,834       13,033 (2)              80,474
Additional Paid in Capital...................................        104,952        87,668     (20,590) (2) (3)         172,030
Retained Earnings............................................        166,557        33,824     (15,480) (5) (6)         184,901
Unrealized Losses on Securities Available-for-Sale,
  net of taxes...............................................       (10,000)       (2,329)           63 (2)            (12,266)
Deferred Compensation........................................        (1,823)         (466)          466 (6)             (1,823)
Treasury Stock...............................................       (22,605)             -       14,671 (3)             (7,934)
                                                             -------------------------------------------           -------------
      Total Stockholders' Equity.............................        299,688       123,531      (7,837)                 415,382
                                                             -------------------------------------------           -------------
      Total Liabilities and Stockholders' Equity.............     $4,138,261    $1,654,624      $14,163              $5,807,048
                                                             -------------------------------------------           -------------
                                                             -------------------------------------------           -------------



SELECTED CAPITAL RATIOS
                                                      North Fork
                                    NORTH FORK        Pro Forma
                                   -----------------------------
Tier 1 Capital Ratio  . . . . . .      9.93%           11.41%
Risk Adjusted Capital Ratio . . .     11.19%           12.56%
Leverage Ratio  . . . . . . . . .      5.73%            6.17%


See "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)."

                                                  North Fork Bancorporation, Inc. - North Side Savings Bank
                                                      Pro Forma Condensed Combined Statement of Income
                                                                         (Unaudited)
                                                           For the Six Months Ended June 30, 1996
                                                          (in thousands, except per share amounts)


                                                                                                                    North Fork
                                                                              North Fork (7)     North Side (1)      Pro Forma

                                                                         ----------------------------------------------------
  Interest Income........................................................        $139,444           $54,686         $194,130
  Interest Expense.......................................................          55,377            29,457           84,834
                                                                         ----------------------------------------------------
    Net Interest Income..................................................          84,067            25,229          109,296
  Provision for Loan Losses..............................................           3,000               400            3,400
                                                                         ----------------------------------------------------
    Net Interest Income after Provision for Loan Losses..................          81,067            24,829          105,896
  Non-Interest Income....................................................          13,435             1,025           14,460
  Net Security Gains ....................................................             996               510            1,506
  Other Real Estate Expense..............................................             932             (224)              708
  Non-Interest Expense...................................................          41,587            11,073           52,660
                                                                         ----------------------------------------------------
    Income before Income Taxes...........................................          52,979            15,515           68,494
  Provision for Income Taxes.............................................          21,417             6,519           27,936
                                                                         ----------------------------------------------------
    Net Income ..........................................................         $31,562            $8,996          $40,558
                                                                         ----------------------------------------------------
                                                                         ----------------------------------------------------

  Pro Forma Weighted Average Shares Outstanding (4)......................          24,984             4,820           32,484
  Earnings Per Share.....................................................           $1.26             $1.86            $1.25





                                       See "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)."





                            NORTH FORK BANCORPORATION, INC. - NORTH SIDE SAVINGS BANK
                                 PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                                  (UNAUDITED)

    FOR THE YEAR ENDED DECEMBER 31, 1995 FOR NORTH FORK AND SEPTEMBER 30, 1995 FOR NORTH SIDE
                                   (in thousands, except per share amounts)


                                                                                                                 North Fork
                                                                             North Fork (7)      North Side (1)  Pro Forma

                                                                       ----------------------------------------------------
  Interest Income......................................................         $226,398          $105,775        $332,173
  Interest Expense.....................................................           85,162            55,230         140,392
                                                                       ----------------------------------------------------
    Net Interest Income................................................          141,236            50,545         191,781
  Provision for Loan Losses............................................            9,000             2,825          11,825
                                                                       ----------------------------------------------------
    Net Interest Income after Provision for Loan Losses................          132,236            47,720         179,956
  Non-Interest Income..................................................           20,942             2,461          23,403
  Net Security Gains...................................................            6,379               355           6,734
  Other Real Estate Expense............................................              255             1,000           1,255
  Non-Interest Expense.................................................           68,588            23,058          91,646
                                                                       ----------------------------------------------------
    Income before Income Taxes.........................................           90,714            26,478         117,192
  Provision for Income Taxes...........................................           38,479            11,371          49,850
                                                                       ----------------------------------------------------
    Net Income ........................................................          $52,235           $15,107         $67,342
                                                                       ----------------------------------------------------
                                                                       ----------------------------------------------------

  Pro Forma Weighted Average Shares Outstanding (3) (4)................           24,554             4,785          31,999
  Earnings Per Share...................................................            $2.13             $3.15           $2.10




                                       See "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)."



           NORTH FORK BANCORPORATION, INC. - NORTH SIDE SAVINGS BANK
               PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                  (UNAUDITED)

FOR THE YEAR ENDED DECEMBER 31, 1994 FOR NORTH FORK AND SEPTEMBER 30, 1994
                              FOR NORTH SIDE
                  (in thousands, except per share amounts)

                                                                            NORTH FORK
                                                   NORTH FORK  NORTH SIDE   PRO FORMA

                                                -------------------------------------
 Interest Income................................   $203,733     $90,931    $294,664
  Interest Expense...............................     71,227      41,349     112,576
                                                -------------------------------------
    Net Interest Income..........................    132,506      49,582     182,088
  Provision for Loan Losses......................      3,275       3,550       6,825
                                                -------------------------------------
    Net Interest Income after Provision for
    Loan Losses..................................    129,231      46,032     175,263
  Non-Interest Income............................     19,020       2,928      21,948
  Net Security Losses............................    (9,211)           -     (9,211)
  Other Real Estate Expense......................      3,651       1,278       4,929
  Merger & Related Restructure Charges...........     14,338           -      14,338
  Non-Interest Expense...........................     74,453      24,739      99,192
                                                -------------------------------------
    Income before Income Taxes...................     46,598      22,943      69,541
  Provision for Income Taxes.....................     16,926       9,576      26,502
                                                -------------------------------------
    Net Income ..................................    $29,672     $13,367     $43,039
                                                -------------------------------------

  Pro Forma Weighted Average Shares
  Outstanding (4)................................     23,763       4,751      31,156
  Earnings Per Share.............................      $1.25       $2.82       $1.38




See "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)."


           NORTH FORK BANCORPORATION, INC. - NORTH SIDE SAVINGS BANK
               PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                  (UNAUDITED)

FOR THE YEAR ENDED DECEMBER 31, 1993 FOR NORTH FORK AND SEPTEMBER 30, 1993
                               FOR NORTH SIDE

                   (in thousands, except per share amounts)

                                                                           NORTH FORK
                                                  NORTH FORK  NORTH SIDE    PRO FORMA

                                                -------------------------------------
  Interest Income................................   $191,630     $97,415    $289,045
  Interest Expense...............................     73,169      43,984     117,153
                                                -------------------------------------
    Net Interest Income..........................    118,461      53,431     171,892
  Provision for Loan Losses......................     10,300      16,308      26,608
                                                -------------------------------------
    Net Interest Income after Provision for
     Loan Losses.................................    108,161      37,123     145,284
  Non-Interest Income............................     18,938       2,930      21,868
  Net Security Gains/(Losses)....................      1,457       (136)       1,321
  Other Real Estate Expense......................     13,971      11,275      25,246
  Net Loss on Disposition of Assets..............          -      11,063      11,063
  Non-Interest Expense...........................     71,962      37,320     109,282
                                                -------------------------------------
    Income/(Loss) before Income Taxes............     42,623    (19,741)      22,882
  Provision/(Benefit) for Income Taxes...........     16,976     (3,961)      13,015
                                                -------------------------------------
    Income/(Loss) before Cumulative Effect of
       Accounting Changes........................     25,647    (15,780)       9,867
                                                -------------------------------------
                                                -------------------------------------
  Pro Forma Weighted Average Shares
   Outstanding (4)...............................     23,242       4,705      30,563
  Earnings/(Loss) Per Share before Cumulative
   Effect of Accounting Changes..................      $1.10     ($3.35)       $0.32




See "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)."

                  NORTH FORK BANCORPORATION, INC. AND
                        NORTH SIDE SAVINGS BANK

                 NOTES TO PRO FORMA CONDENSED COMBINED
                    FINANCIAL STATEMENTS (UNAUDITED)

(1) The pro forma financial information presented has been prepared in conformity with generally accepted accounting principles and prevailing practices within the financial services industry. Under generally accepted accounting principals ("GAAP") the assets and liabilities of North Side will be combined with those of North Fork at book value. In addition, the statements of income for North Side will be combined with North Fork as of the earliest period presented. Certain reclassifications have been included in the pro forma financial statements to conform to North Fork's presentation. North Fork utilizes a fiscal year which ends on December 31 for reporting purposes, whereas North Side uses a fiscal year which ends on September 30 for such purposes. The unaudited condensed combined statements of income for 1995, 1994, and 1993 combine North Fork and North Side at their respective year-end periods. The unaudited condensed combined statement of income for the six-month periods ended June 30, 1996 and 1995 include North Side for the six months then ended to conform with the reporting periods of North Fork. Summary unaudited operating results for North Side in the three-months ended December 31, 1995 and 1994, have not been included in the unaudited pro forma condensed combined financial statements and are presented in the following table.

                                             THREE MONTHS ENDED
                                                DECEMBER 31,
                                                (UNAUDITED)
                                           ----------------------
                                               1995      1994
                                           ----------------------

Interest Income............................    $27,600   $25,234
Interest Expense...........................     15,105    12,366
Net interest income........................     12,495    12,868
Net income.................................      5,834     3,594
Primary Earnings per share.................   $   1.22 $     .75
Fully diluted earnings per share...........       1.18        --



(2) Pro forma adjustments to common stock and additional paid-in capital, at June 30, 1996, reflect the Merger accounted for as a pooling-of-interests, through: the exchange of 7,146,703 shares of Common Stock at June 30, 1996 (using the Exchange Ratio of 1.556) for 4,592,997 actual outstanding shares of North Side (which excludes 241,000 shares of North Side Common Stock held by North Fork at an average per share cost of $35.21 as of such date, which are assumed to be retired at cost for combining purposes).

(3) Pro forma adjustments to common stock, additional paid-in-capital and securities available-for-sale reflect the reissuance of 600,000 shares of Common Stock held in treasury by North Fork, with an average cost basis of $24.45, at $26.00 per share (which approximated the market price of the Common Stock on or about June 30, 1996). See "Market Prices and Dividend Information." The transaction proceeds are assumed to be reinvested in securities available-for-sale.

(4) The pro forma weighted average shares outstanding for the six months ended June 30, 1996 and 1995, and for each of the combined three-year periods, reflects the Exchange Ratio of 1.556 shares of Common Stock for each share of North Side Common Stock.

(5) The pro forma condensed combined balance sheet reflects a non-recurring merger and restructuring charge of approximately $15.2 million, net of taxes, which will be recognized upon consummation of the transaction. A summary of the estimated merger and restructuring charges follows:

                                                             EXPECTED RANGE
                                                                 OF COSTS
                                                          (DOLLARS IN MILLIONS)
                                                         ----------------------
TYPE OF COST

Merger Expense........................................... $    4.0   to    $5.0
Restructuring Charge:
Severance and Other Employee Expense.....................      6.0   to     8.0
Facility and System Costs................................      5.0   to     6.0
Credit Cost and Other....................................      2.0   to     3.0
                                                         ----------------------
Total pre-tax Merger and Restructuring Charge............     17.0   to    22.0
Less:  Tax Effect........................................      5.2   to     6.8
                                                         ----------------------
Total after-tax Merger and Restructuring Charge..........  $  11.8   to   $15.2
                                                         ----------------------
                                                         ----------------------



The effect of the proposed charge has been reflected in the pro forma condensed combined balance sheet as of June 30, 1996; however, since this charge is non-recurring, it has not been reflected in the pro forma combined statements of income. Although no assurance can be given, North Fork expects that cost savings will be achieved at an annual rate of $8.0 to $11.0 million, net of tax, by the end of the first quarter of 1997 as a result of steps to be taken to integrate their operations and to achieve efficiencies in certain combined lines of business. These anticipated merger cost savings were determined based upon preliminary estimates provided by the management of both North Fork and North Side. Refinements to the foregoing estimates may occur as the merger and integration task force formed by North Fork and North Side complete their work. The pro forma financial information does not give effect to these expected cost savings, nor does it include any estimates of revenue enhancements that could be realized with the Merger. See "THE MERGER -- Operations Following the Merger."

(6) The pro forma condensed combined balance sheet reflects the elimination of the unearned portion of North Side's incentive compensation plan.

(7) In March 1996, North Fork completed its purchases of the domestic commercial banking business of Extebank and the ten Long Island banking branches of First Nationwide Bank. As a result of these acquisitions, North Fork added approximately $200 million in net loans, $920 million in deposit liabilities and $30 million in capital. The intangibles created in the aforementioned transactions aggregated approximately $59 million. The results of operations from these purchases are included in the historical statements of operations of North Fork for all periods subsequent to the respective acquisition dates. The net income and earnings per share assuming these acquisitions occurred on January 1, 1995 would not be materially different from the amounts reflected herein. Reference is made to North Fork's
Current Report on Form 8-K dated March 15, 1996 and Form 10-Q for the
Quarter ended June 30, 1996, previously filed with the SEC and incorporated by reference in this Prospectus that contain additional information regarding these transactions.

(8) North Fork is currently reviewing the investment securities portfolios of North Side to determine the classification of such securities as either available-for-sale or held-to-maturity in connection with North Fork's existing interest-rate risk position. As a result of this review, certain reclassifications of North Side's investment securities may result. No adjustments have been made to either the available-for-sale or the held-to-maturity portfolios in the accompanying pro forma combined balance sheet to reflect any such reclassification as management has not made a final determination with respect to such matters. Any such reclassification will be accounted for in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which requires that securities transferred from held-to-maturity to available-for-sale be transferred at fair value with any unrealized gain or loss, net of taxes, at the date of transfer recognized as a separate component of stockholders' equity.


                                USE OF PROCEEDS

            North Fork will use the net proceeds from the sale of the Common Stock offered hereby (which is estimated to be $____ million) for general corporate purposes, which may include investments in, or extensions of credit to, its subsidiaries. Pending such use, the net proceeds may be temporarily invested in equity securities and short-term income-producing securities.
The precise amounts and timing of the application of proceeds will depend upon the funding requirements of North Fork and its subsidiaries and the availability of other funds.

                    MARKET PRICES AND DIVIDEND INFORMATION

            The Common Stock is listed on the NYSE under the symbol "NFB". The following table sets forth, for the calendar periods indicated, the high and low sale prices per share for the Common Stock as reported on the NYSE and the quarterly cash dividends declared by North Fork, for the periods indicated.

                                            NORTH FORK
                                           COMMON STOCK

                                     ------------------------
                                       HIGH   LOW   DIVIDENDS

                                     ------------------------
1994
  Quarter ended March 31..............$15.13  $12.75   $ .075
  Quarter ended June 30............... 15.88   13.25     .075
  Quarter ended September 30.......... 16.63   13.50     .100
  Quarter ended December 31........... 16.00   13.50     .100
1995
  Quarter ended March 31..............$16.50  $13.63   $ .125
  Quarter ended June 30............... 18.38   16.00     .125
  Quarter ended September 30.......... 20.75   17.75     .150
  Quarter ended December 31........... 25.25   20.75     .150
 1996
  Quarter ended March 31..............$25.88  $23.25   $ .200
  Quarter ended June 30............... 26.13   22.88     .200
  Quarter ended September 30, 1996.... xx.xx   xx.xx    xx.xx
  Fourth Quarter (through ____, 1996). xx.xx   xx.xx    xx.xx

            A recently reported sale price of the Common Stock is set forth on the cover page of this Prospectus.


                                CAPITALIZATION

            The following table sets forth the consolidated capitalization of North Fork at June 30, 1996, and as adjusted to give effect to this offering and the Merger, based on the assumptions set forth in the notes below. This table is based on, and is qualified in its entirety by, the historical consolidated financial statements of North Fork and North Side, including the related notes thereto, which are included in documents incorporated by reference herein, and should be read in conjunction therewith.

                                                             AS ADJUSTED
                                                               FOR THE
                                              HISTORICAL    OFFERING AND
                                              NORTH FORK     THE MERGER
                                               (Dollars in thousands)

Senior Note Payable.......................     $  25,000      $  25,000
Long-term Federal Home Loan Bank
  Advances................................        10,000         10,000
                                             -----------    -----------
      Total Long Term Borrowings..........        35,000         35,000
                                                 =======        =======
Shareholders' equity:

      Preferred stock, $1.00 par value;
      authorized 10,000,00 none issued....   $              $

      Common stock, 2.50 par value,
      authorized 50,000,000 shares; issued
      25,042,752 shares (32,189,503 as
      adjusted)...........................        62,607         80,474

Additional paid in capital ...............       104,952        172,030
Retained earnings.........................       166,557        184,901
Unrealized Losses on Securities
Available-for-Sale, net of taxes..........      (10,000)       (12,266)
Deferred Compensation.....................       (1,823)        (1,823)
Treasury Stock at cost; 924,437 shares
  (324,437 shares as adjusted)............      (22,605)        (7,934)
                                             -----------     ----------
      Total Stockholders' Equity..........   $   299,688    $   415,382
                                             ===========    ===========

          For additional information relating to the pro forma adjustments contained herein, see the notes accompanying the "PRO FORMA CONDENSED COM-BINED FINANCIAL STATEMENTS (UNAUDITED)."



                                 UNDERWRITING

            Subject to the terms and conditions of an Underwriting Agreement among North Fork and Keefe, Bruyette & Woods, Inc. (the "Underwriter" or "KBW"), the Underwriter has agreed to purchase from North Fork all of the shares of Common Stock offered hereby.

            Pursuant to the terms of the Underwriting Agreement, the Underwriter will acquire the shares from North Fork at the public offering price set forth on the cover page hereof less the underwriting discounts and commissions set forth on the cover page. The Underwriter has advised the Company that it proposes initially to offer the shares to the public at the initial price set forth on the cover page hereof, and to certain dealers at the public offering price less a dealers' concession not in excess of $__ per share. The Underwriter may allow, and such dealers may, reallow, a discount not in excess of $__ per share to other dealers. After the initial public offering, the public offering price and other terms may be varied by the Underwriter.

            The nature of the obligations of the Underwriter is such that if any of the shares offered hereby are purchased, all of such shares must be purchased.

            North Fork has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Underwriter may be required to make in respect thereof.

            In connection with the Merger, KBW rendered an opinion to the North Fork Board dated __________, 1996 that, as of the date of such opinion, the consideration to be paid by North Fork to North Side's shareholders pursuant to the Merger Agreement was fair, from a financial point of view, to North Fork's shareholders. Pursuant to the terms of KBW's engagement, North Fork has agreed to pay a financial advisory fee to KBW for its services in connection with the Merger. Specifically, North Fork has agreed to pay KBW (a) an initial fee of $25,000, following execution of the engagement letter, (b) a fee of $100,000 upon the mailing of the Joint Proxy Statement/ Prospectus, and (c) a contingent fee of $125,000 upon the closing of the Merger. North Fork has also agreed to reimburse KBW for its reasonable out-of-pocket expenses, including the fees and expenses of legal counsel and any other advisor retained by KBW. North Fork has also agreed to indemnify KBW, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the Federal securities laws.

                                 LEGAL MATTERS

            The validity of the shares of North Fork Common Stock being offered hereby, as well as certain other matters, will be passed upon for North Fork by Skadden, Arps, Slate, Meagher, & Flom, New York, New York. Certain legal matters will be passed upon for the Underwriter by Brown & Wood LLP.

                                    EXPERTS

            The consolidated financial statements of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 1995 and 1994 and for each of the years in the three year period ended December 31, 1995, included in North Fork's 1995 Form 10-K incorporated by reference into this Prospectus, have been incorporated by reference herein and in the Registration Statement of which this Prospectus is a part in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, included in North Fork's 1995 Form 10-K and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

            The consolidated financial statements of North Side Savings Bank and subsidiaries as of September 30, 1995 and 1994 and for each of the years in the three-year period ended September 30, 1995, included in North Fork's Current Report on Form 8-K dated September 12, 1996 incorporated by reference into this Prospectus have been incorporated by reference herein and in the Registration Statement of which the Prospectus is a part in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, included in North Fork's Current Report on Form 8-K dated September 12, 1996 and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.




      NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN
THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NORTH FORK OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NORTH FORK SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

                                                                          PAGE

Available Information.........................................................
Incorporation of Certain Documents by Reference...............................
North Fork....................................................................
Selected Historical Financial Information.....................................
The Merger....................................................................
Pro Forma Condensed Combined Financial Statements (unaudited).................
Use of Proceeds...............................................................
Market Prices and Dividend Information........................................
Capitalization................................................................
Underwriting..................................................................
Legal Matters.................................................................
Experts.......................................................................

________, 1996

__________ SHARES

NORTH FORK
BANCORPORATION, INC.

COMMON STOCK

PROSPECTUS

Keefe, Bruyette & Woods, Inc.



              PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are set forth in the following table.

      Securities and Exchange Commission fee....   $  6,336.21
      Printing and engraving expenses...........
      Accountants' fees and expenses............
      Legal fees and expenses...................
      Blue Sky fees and expenses................
      Transfer Agent fees and expenses..........
      Miscellaneous.............................    _________

           Total................................   $_________

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the Delaware General Corporate Law (the "DGCL") generally provides that a corporation may indemnify directors, officers, employees or agents against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

      Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

      Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

      Section 145 of the DGCL further provides that, among other things, to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify against such liability under Section 145.

      Indemnification as described above shall be granted in a specific case only upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of directors who were not parties to such proceeding, (b) independent legal counsel in a written opinion if there are no such disinterested directors or if such disinterested directors so direct, or (c) the shareholders.

      Article 8.1 of the By-laws of the Registrant provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant against expenses (including attorneys' fees), judgments, fines and settlement payments actually and reasonably incurred by him or her to the fullest extent permitted by the DGCL and any other applicable law, as may be in effect from time to time.

      Article 8.2 of the By-laws of the Registrant provides that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was an employee or agent of the Registrant or is serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her to the extent permitted by the DGCL, and any other applicable law as may be in effect from time to time.

      Section 102(b)(7) of the DGCL ("Section 102(b)(7)") permits the certificate of incorporation of a corpora- tion to provide that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (dealing with unlawful dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

      Article 10 of the Registrant's Certificate of Incorporation provides that, subject only to the express prohibitions on elimination or limitation of liability of directors set forth in Section 102(b)(7), as it now exists or may be hereinafter amended, directors shall not be liable for monetary damages in excess of $25,000 per occurrence resulting from a breach of their fiduciary duties.

      The Registrant maintains a director and officer liability insurance policy providing for the insurance on behalf of any person who is or was a director or officer of the Registrant and subsidiary companies against any liability incurred by him in any such capacity or arising out of his status as such. The insurer's limit of liability under the policy is [$7,500,000] in the aggregate for all insured losses per year. The policy contains various reporting requirements and exclusions.

      Section 8(k) of the Federal Deposit Insurance Act (the "FDI Act") provides that the Federal Deposit Insurance Corporation (the "FDIC") may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were "institution-affiliated parties," as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. The FDIC recently adopted regulations prohibiting, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 16. Exhibits and Financial Statement, Schedules.

      (a)  Exhibits.

      1.1   Form of Underwriting Agreement.*

      2.1 Agreement and Plan of Merger, dated as of July 15, 1996, as amended, by and among North Fork Bancorporation, Inc., North Fork Bank and North Side Savings Bank, previously filed as an exhibit to North Fork Bancorporation, Inc.'s Current Report on Form
            8-K dated July 15, 1996.

      4.1 Certificate of Incorporation of the Registrant, as amended , previously filed and incorporated by reference to North Fork Bancorporation, Inc.'s Registration Statement on Form S-3 (File No. 33-42294) filed August 16, 1991.

      4.2 By-laws of the Registrant, previously filed and incorporated by reference to North Fork Bancorporation, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1993.

      4.3 Rights Agreement, previously filed and incorporated by reference to North Fork Bancorporation, Inc.'s Registration Statement on Form 8-A filed March 21, 1989.

      5.1   Opinion of Skadden, Arps, Slate, Meagher & Flom.*

      23.1  Consent of KPMG Peat Marwick LLP, New York. New York.

      23.2  Consent of KPMG Peat Marwick LLP, Jericho, New York.

      23.3 [Consent of Keefe, Bruyette & Woods, Inc., New York, New York, previously filed and incorporated by reference to North Fork Bancorporation, Inc.'s Registration Statement on Form S-4 (File No. 333-XXXX) filed __, 1996.]*

      23.4 [Consent of Sandler O'Neil & Partners L.P., New York, New York, previously filed and incorporated by reference to North Fork Bancorporation, Inc.'s Registration Statement on Form S-4 (File No. 333-XXXX) filed __, 1996.]*

      23.5  Consent of Skadden, Arps, Slate, Meagher & Flom (to be included in
            Exhibit 5.1 hereto).*

      24.1 Powers of Attorney (see the signature page to this Form S-3 Registration Statement).

* To be filed by amendment.


Item 17.  Undertakings.

      (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c)   The undersigned registrant hereby undertakes that:

            (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

            (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Melville, State of New York on September 13, 1996.

                        NORTH FORK BANCORPORATION, INC.

                                    By:/s/      Daniel M. Healy
                                    __________________________________
                                          Daniel M. Healy
                                          Executive Vice President and
                                               Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the September 13, 1996.

      We, the undersigned officers and directors of North Fork Bancorporation, Inc. hereby severally and individually constitute and appoint Daniel M. Healy, the true and lawful attorney and agent (with full power of substitution and resubstitution in each case) of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-3 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, said attorney and agent to have power to act and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person and we hereby ratify and confirm our signatures as they may be signed by our said attorney and agent to any and all such amendments and instruments.

          Name                                Title

/s/ John A. Kanas                 President, Chief Executive Officer
                                  and Chairman of the Board
    John A. Kanas

/s/ Daniel M. Healy               Executive Vice President and
                                  Chief Financial Officer (Principal Financial
    Daniel M. Healy               and Accounting Officer)


/s/ John Bohlsen                  Director

    John Bohlsen

/s/ Allan C. Dickerson            Director

    Allan C. Dickerson

                                  Director

    Lloyd A. Gerard

/s/ James F. Reeve                Director

    James F. Reeve

                                  Director

    James H. Rich, Jr.

/s/ George H. Rowson              Director

    George H. Rowson

                                  Director

    Kurt R. Schmeller

                                  Director

    Raymont W. Terry, Jr.



                                 EXHIBIT INDEX

      1.1   Form of Underwriting Agreement.*

      2.1 Agreement and Plan of Merger, dated as of July 15, 1996, as amended, by and among North Fork Bancorporation, Inc., North Fork Bank and North Side Savings Bank., previously filed as an exhibit to North Fork Bancorporation, Inc.'s Current Report on
            Form 8-K filed July 25, 1996.

      4.1 Certificate of Incorporation of the Registrant, as amended, previously filed and incorporated by reference to North Fork Bancorporation, Inc.'s Registration Statement on Form S-3 (File No. 33-42294) filed August 16, 1991.

      4.2 By-laws of the Registrant, previously filed and incorporated by reference to North Fork Bancorporation, Inc.'s Annual Report on form 10-K for the year ended December 31, 1993.

      4.3 Rights Agreement, previously filed and incorporated by reference to North Fork Bancorporation, Inc.'s Registration Statement on Form 8-A filed March 21, 1989.

      5.1   Opinion of Skadden, Arps, Slate, Meagher & Flom.*

      23.1  Consent of KPMG Peat Marwick LLP, Jericho, New York.

      23.2  Consent of KPMG Peat Marwick LLP, Jericho, New York.

      23.3 [Consent of Keefe, Bruyette & Woods, Inc., New York, New York, previously filed and incorporated by reference to North Fork Bancorporation, Inc.'s Registration Statement on Form S-4 (File No. 333-XXXX) filed __, 1996.]*

      23.4 [Consent of Sandler O'Neil & Partners, L.P., New York, New York, previously filed and incorporated by reference to North Fork Bancorporation, Inc.'s Registration Statement on Form S-4 (File No. 333-XXXX) filed __, 1996.]*

      23.5  Consent of Skadden, Arps, Slate, Meagher & Flom (included in
            Exhibit 5.1 hereto).*

      24.1 Powers of Attorney (see the signature page to this Form S-3 Registration Statement).

* To be filed by amendment.